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[RITE AID LOGO]                           MAILING ADDRESS
                                          P.O. Box 3165
                                          Harrisburg, PA 17105

PRESS RELEASE                             GENERAL OFFICE
For Further Information Contact:          20 Hunter Lane
                                          Camp Hill, PA 17011

Media:                           Investors:
Sarah Datz                       Doug Wilburne
(717) 975-5718                   (717) 214-8835

          RITE AID ANNOUNCES PRELIMINARY SECOND QUARTER SALES AND LOSS

CAMP HILL, PA (October 11, 1999) - Rite Aid Corporation (RAD-NYSE, PSE), today announced preliminary, unaudited financial results for the second quarter ended August 28, 1999.

Revenues for the 13-week quarter were $3,511.3 million, up 16.6 percent compared to $3,011.0 a year ago. For the quarter, the Company anticipates a loss of approximately $67.9 million or $0.26 per fully diluted share.

The anticipated loss for the quarter reflects pre-tax charges of approximately $34 million accrued for costs associated with 106 stores closed or relocated during the quarter. Also affecting anticipated results for the quarter was an increase of $49 million in interest costs, primarily attributable to the costs of financing the acquisition of PCS (acquired in January 1999) and higher working capital needs.

Front-end sales during the quarter were 3.5 percent lower than those of the second quarter of last year, with a 2.0 percent increase in East Coast front-end sales partially offsetting a 6.2 percent decline in West Coast front-end sales. As previously disclosed, the Company is in discussions to sell its larger West Coast stores where year-over-year sales are the weakest.

Comparative earnings data and historic financial information are not provided because the Company is planning to restate its financial statements for prior years and interim periods to account for, among other things, adjustments required to reflect a change in the accrual for non-cancelable lease obligations relating to closed stores and to reflect non-cash charges related to a change in the Company's method of accounting for impaired assets.

Same-store sales increased 8.0 percent during the second quarter as compared to the year-ago period, reflecting comparable prescription sales growth of 17.5 percent and a 3.2 percent decline in front-end same-store sales. Prescription revenue accounted for 58.8 percent of drugstore sales, and third party prescription sales represented 87.6 percent of total pharmacy sales. In last year's second quarter, prescription revenue accounted for 53.4 percent of drugstore sales, and third party prescription revenue represented 85.0 percent of pharmacy sales. Included in total sales for the period were $299.1 million in revenue attributable to PCS Health Systems, Inc., Rite Aid's wholly owned pharmacy benefits management subsidiary.

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RITE AID 2ND QUARTER EARNINGS-PAGE 2


Martin Grass, chairman and chief executive officer of Rite Aid said, "We are disappointed with second quarter results, but we believe we are taking the steps necessary to deliver better operating results and to restore the financial health of the business. The fundamentals of the business are intact. We expect that the improving trend with same-store front-end sales begun in September will continue and we believe that corporate transactions, which have been under discussion, will significantly improve our balance sheet."

During the quarter, the Company added or acquired 52 new drugstores, relocated or expanded 58 units and closed 48 smaller units. Stores in operation at the end of the quarter totaled 3,857. The Company has revised its planned new/relocated store program for fiscal 2000 to about 250.

This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include the preparation of restated historic financial statements, final audit adjustments, the impact of possible asset sales or other corporate transactions which the Company is currently considering but the consummation of which is not assured, and whether amendments to and an extension of the Company's financing arrangements can be obtained from the lenders under the Company's outstanding $2.3 billion credit facilities, $1.3 billion of which matures on October 29, 1999, the terms of any amendments to those financing arrangements as well as the other factors that typically could cause the Company's results to differ from those expressed or implied in forward-looking statements. Additional factors could include competitive pricing pressures, third party prescription reimbursement levels, continued consolidation of the drugstore industry, consumer preferences, regulatory changes governing pharmacy practices, general economic conditions, inflation, merchandise supply constraints, interest rate movements, access to capital, the development of the internet market for pharmaceuticals, availability of real estate, construction and start-up of drugstore and distribution center facilities, the effects of technological difficulties including remediation of year 2000 compliance issues. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

Rite Aid is one of the nation's leading drugstore chains with annual revenues of nearly $13 billion and approximately 3,800 stores in 30 states and the District of Columbia. Rite Aid owns PCS Health Systems, Inc., which provides pharmacy benefit management programs and services that can help improve patient health and reduce health care costs. Rite Aid also owns approximately 22 percent of drugstore.com, a leading online source for health, beauty and pharmacy products. Information about Rite Aid, including corporate background and press releases, can be found at the company's Web site at www.RITEAID.com.


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